Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Volterra Semiconductor Corporation:
We consent to the use of our reports dated March 8, 2007, with respect to the consolidated balance sheets of Volterra Semiconductor Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated herein by reference.
As described in note 2(j), in order to comply with the requirements of U.S. generally accepted accounting principles, Volterra Semiconductor Corporation adopted Statement of Financial Account Standards No. 123 (revised 2004), Share-Based Payment, in 2006 using the modified prospective method.
/s/ KPMG LLP
Mountain View, California
March 13, 2007